AMENDMENT NO. 3

AMENDMENT NO. 3 effective as of October 4, 2010 to the CREDIT AGREEMENT dated as of October 6, 2008 (as amended from time to time, the “Agreement”), among the Borrowers listed from time to time on Schedule I thereto, as it may be amended from time to time, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers and the Lenders are agreeable to extending the Agreement for an additional year;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein it is hereby agreed as follows:

1.                                       Definitions.  All terms defined in the Agreement shall be used herein as defined in the Agreement unless otherwise defined herein or the context otherwise requires.

2.               Amendment.

The definition of “Termination Date” contained in Section 1 is amended and restated to read as follows:

“‘Termination Date’: October 3, 2011, or such earlier date on which the Commitments shall terminate as provided herein.”

3.                                       Representations and Warranties.  Each Borrower represents and warrants that:

(a)                                  no Default or Event of Default has occurred and is continuing; and

(b)                                 the representations and warranties made by such Borrower in Section 3 of the Agreement are true and correct on and as of the effective date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

4.                                       Effect of Amendment.  On and after the date this Amendment becomes effective in accordance with Section 4 hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement, and each reference in the Notes referring to “the Agreement,” “thereunder,” “thereof,” or words of like import shall mean the Agreement as amended by this Amendment.  The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

5.                                       Miscellaneous.  (a) This Amendment shall be effective as of the date first above written;  provided that counterparts of this Amendment shall have been executed by the Borrowers and the Lenders;  (b) this Amendment may be executed in one or more counterparts by the parties hereto, delivery of which by telecopy or emailed pdf. shall be effective as delivery of a manually executed counterpart of this Amendment; and, (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (d) shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date hereof.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Ayesha Umer
Name:	Ayesha Umer
Title:	Vice President

SCHRODER CAPITAL FUNDS (DELAWARE)
Schroder International Alpha Fund
Schroder US Opportunities Fund

SCHRODER SERIES TRUST
Schroder International Multi-Cap Value
Fund
Schroder Total Return Fixed Income Fund
Schroder Multi-Asset Growth Portfolio
Schroder US Small and Mid Cap
Opportunities Fund
Schroder Emerging Market Equity Fund

SCHRODER GLOBAL SERIES TRUST
Schroder North American Equity Fund
Schroder QEP Global Value Fund
Schroder QEP Global Quality Fund

By:	/s/ Alan M. Mandel
Name:	Alan M. Mandel
Title:	Treasurer and Principal Financial Officer